Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-234819 on Form S-8, 333-251095 on Form S-3, and 333-252258 on Form S-3ASR of Silvergate Capital Corporation of our report dated March 8, 2021 relating to the financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Costa Mesa, California
March 8, 2021